EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 10th day of September, 2015 (the “Effective Date”) by and between Kevin J. Martino, an individual (“Executive”), and Dollar Shots Club, Inc., a Nevada corporation (“the Company”).

AGREEMENT

In consideration of the covenants and agreements of the parties contained herein, the parties hereby agree as follows:

I.                   Employment.

The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, on the terms and conditions set forth herein. Executive shall perform the services and duties of his employment hereunder to the best of his ability.

II.                Term.

This Agreement sets forth the terms of employment between Executive and the Company. This initial term of this Agreement shall commence on September 1, 2015 and shall be one (1) year, unless terminated earlier as provided in Section VII below. Upon mutual consent of the parties, this Agreement shall renew for such successive periods as may be agreed by the parties in writing.

III.             Positions and Duties.

Executive shall serve as the Chief Executive Officer, Chief Financial Officer, President, Secretary, and Treasurer for the Company. Executive shall report directly to the Board of Directors. During Executive's employment, the Executive shall also serve as a member of the Board of Directors. The Executive shall be responsible for oversight for all business affairs of the Company, as well as development of new business strategies, and any other initiatives as directed by the Board.

The Executive’s principal place of employment shall be at the Company’s headquarters in Playa Del Rey, California, but Executive may be required from time to time to travel to other geographic locations in connection with the performance of his duties hereunder.

IV.             Compensation.

As compensation for Executive’s services to be performed hereunder, the Company shall provide Executive with the following compensation:

A.                Salary. The Company shall pay Executive a salary of $2,000 per month, payable in installments of $1,000 each on the 1st and 15th day of each month. The Company’s Board of Directors will review Executive’s salary for adjustment every ninety (90) days following the date of this Agreement. Upon subsequent annual renewals of this Agreement, the Executive’s salary shall be reviewed by the Board of Directors in connection with each such annual renewal and quarterly thereafter.

B.                 Sales Commissions. During the term of the Executive’s service, and during any renewal term of service by the Executive unless otherwise agreed by the parties, the Executive shall receive a commission equal to five percent (5%) of the gross sales price received by the Company for all sales of energy shots or other beverages by the Company. Such commission shall be awarded as an override commission and shall apply to all sales by the Company whether directly generated by the Executive or by others. The Company shall cease paying the Executive any and all sales commissions upon the expiration or other termination of the Executive’s service as provided in this Agreement. Sales commissions for each calendar month shall be payable monthly in arears on the 15th day of the following month, and shall be payable only on sales proceeds actually received by the Company.

C.                 Business Expenses. The Company will promptly reimburse Executive for all reasonable travel and accommodation costs, entertainment and other business expenses incurred as part of discharging Executive’s duties hereunder, in accordance with the policies and procedures established by the Company for its employees, subject to receipt of reasonable and appropriate documentation by the Company.

V. Equity Awards.

A. Equity Award. Upon the effective date of this Agreement, Executive shall receive a grant of ten million (10,000,000) shares of the Company’s common stock (the “Equity Award Shares”), subject to the vesting schedule set forth below.

B. Vesting Schedule. The Equity Award Shares shall vest as follows:

a. 5,000,000 shares	Upon approval of the Company’s common stock for quotation in the U.S. over-the-counter securities markets by the Financial Industry Regulatory Authority (“FINRA”)
b. 5,000,000 shares	At the end of the first calendar month in which the Company’s sales exceed 10,000 bottles of product

C. Transfer Restrictions on Un-vested Equity Award Shares. Prior to the vesting of the Equity Award Shares as described above, Executive may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Equity Award Shares which remain un-vested. The Equity Award Shares shall be forfeited if Executive violates or attempts to violate these transfer restrictions.

D. Distribution of Share Certificates Upon Vesting; Voting of Equity Award Shares; Forfeiture. The Equity Award Shares shall be issued in the form of two (2) stock certificates in the denominations set forth in Section V(B), above. The share certificates in the denominations set forth in Section V(B), above, shall be held in trust for the Executive by the Company. When the Equity Award Shares represented by each such certificate become vested as provided herein, such additional certificates shall be delivered to the Executive within ten (10) days of their vesting dates. Subject to the transfer restrictions set forth in Section V(C), above, the Executive shall enjoy all voting and other rights with regard to the Equity Award Shares as are applicable to all holders of issued and outstanding shares of the Company’s common stock.

E. Early Vesting Upon Change In Control. If a Change of Control occurs and irrespective of whether any equity award is being assumed, substituted, exchanged or terminated in connection with the Change of Control, the vesting of the Equity Award Shares shall accelerate such that the shares shall become vested effective as of immediately prior to consummation of the Change of Control. As used herein, "Change of Control" means (a) a sale of all or substantially all of the Company's assets; (b) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Company); or (c) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of all of the Company’s then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (i) change the jurisdiction of the Company’s incorporation, (ii) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (iii) obtain funding for the Company in a financing that is approved by the Company’s Board of Directors.

F. The Executive will not be required to pay the Company for any equity awards.

VI. Restrictive Covenants.

A. Confidential Information. The Executive acknowledges that during the course of his employment, the Company will disclose information relating to the Company's business (including, without limitation, know-how, formulas, business plan, processes, ideas, methodologies, trade secrets, inventions (whether patentable or not), financial information, such as the negotiations with funding sources or business partners), which, to the extent disclosed during Executive's employment, shall be deemed Confidential Information. Executive acknowledges that he will use his best efforts to hold in strict confidence, protect and safeguard the Confidential Information and shall not disclose, sell, assign or make available Confidential Information to any third party without the written consent of the Company. Confidential Information does not include information which has become publicly known and generally available through no wrongful act or omission of Executive or of others. The parties acknowledge and agree that Confidential Information does not include the Executive's use of his own compensation and benefits information.

B. Non competition. The Executive agrees that he will not, without the Company's prior written consent, engage directly or indirectly in any Competitive Business located in the United States, while employed by the Company and for a period of one (1) year thereafter, regardless of the reason for the termination of employment. Competitive Business shall be defined as any business engaged in the development, manufacture, sale or distribution of any energy drinks, energy “shots,” or any other type of beverage which is substantially similar to any beverage developed, manufactured, sold or distributed by the Company during the term of the Executive’s service.

C. Enforcement. The Executive agrees that a breach of Section VI may cause irreparable harm to the Company and that there can be no adequate remedy at law for any breach of its obligations hereunder and that any such breach may allow the Executive or third parties to unfairly compete with the Company and therefore, upon any such breach, the Company shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law, including, but not limited to reasonable attorneys' fees.

VII. Termination.

A.                Termination by the Company. Notwithstanding anything contained in this agreement to the contrary, and subject to the provisions of VIII.A. and B., the Company may terminate Executive’s employment as provided below:

1.      Executive’s employment shall terminate upon his death.

2.      The Executive’s employment may be terminated if, as a result of Executive’s incapacity due to physical or mental illness or disability, Executive shall have been absent from his duties hereunder on a full time basis for a period of one hundred and twenty (120) consecutive days.

3.      The Executive’s employment may be terminated for “good cause” as defined below upon written notice. The term “good cause” shall mean the occurrence of any one of the following events:

a.                  The commission of acts of fraud or embezzlement.

b.                  Intentional and willful misconduct that exposes the Company to criminal and/or civil liability;

c.                  Executive’s violation of any material provision of this Agreement, which has not been cured within thirty (30) days after notice of such non-compliance has been given by the Company to Executive that specifically identifies the nature of the breach;

d.                  Executive’s failure to obey the lawful direction of the Board;

e.                  Executive’s conviction of a felony; or

f.                   Prior to the Company’s qualification of an offering of its common stock pursuant to Regulation A under the Securities Act of 1933, the Executive becomes subject to any conviction, order, suspension, expulsion, or other legal impediment that triggers the disqualification provisions set forth in Rule 262 under Regulation A.

4.      The Company may terminate Executive for any other reason upon thirty (30) days written notice to Executive.

B.                 Resignation/Termination by Employee. Employee may terminate his employment for any reason upon thirty (30) days written notice to the Company. If the Executive resigns as a result of one or more of the following events, the resignation will be deemed for "Good Reason": Good Reason will have occurred if, without Executive's written consent, there has been; (i) a material diminution in the Executive's authority, duties or responsibilities under Section III, including but not limited to, no longer reporting directly to the Board of Directors; (ii) a reduction in Executive's Base Salary or a failure to offer the Equity Awards as set forth in Section V; (iii) a material relocation of Executive's principal place of employment, with a relocation of more than fifty (50) miles from Playa Del Rey, California to be deemed material for such purpose; or (iv) a material breach by the Company of any of its obligations under this Agreement; provided, however, that none of the events specified above shall constitute Good Reason, unless the Executive first provides written notice to the Company describing the applicable event within thirty (30) days following the occurrence and Executive's knowledge of that event, and the Company fails to cure such event within thirty (30) days of receipt of such written notice.

VIII. Obligations Following Termination of Employment.

A. Termination Due to Death, Incapacity, Good Cause or Resignation without Good Reason. If Executive’s employment is terminated by the Company pursuant to Section VII.A.1 VII.A.2 or VII.A.3 above or employment is terminated by Executive pursuant to Section VII.B. hereof and without Good Reason; all unvested Equity Award Shares shall be forfeited to the Company. The Company shall, however, be obligated to pay Executive (or in the case of his death, his executor, administrators or assigns) all unpaid Salary and sales commissions accrued through the effective date of termination. If the Executive’s employment is terminated by the Company pursuant to Section VII.A.1, VII.A.2 or VII.A.3, the effective date of the termination shall be the date of the written notice given to the Executive. If employment is terminated by the Executive pursuant to Section VII.B hereof, the effective date of termination shall be thirty (30) days from the written notice tendered to the Company by the Executive.

B. Termination Without Good Cause or Resignation For Good Reason. If the Executive’s employment is terminated by the Company pursuant to Section VII.A.4 or the Executive resigns from the Company for Good Reason as set forth in Section VII.B, the vesting of the Equity Award Shares shall accelerate such that the shares shall become vested effective as of the date of termination or resignation. In addition, the Company shall be obligated to pay Executive all unpaid Salary and sales commissions accrued through the effective date of termination.

C. Remedies Exclusive. Executive agrees that he will have no rights or remedies in the event of his termination by the Company other than those set forth in this Agreement.

D. Resignation of Other Positions. Upon termination of employment for any reason whatsoever, the Executive shall be deemed to have resigned from any office(s) then held by him with the Company.

IX. Assignment.

This Agreement is personal in nature and Executive’s obligations hereunder may not be assigned. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purpose of this Agreement), but will not otherwise be assignable, transferable, or delegable by the Company.

X. Severability.

If any provision of this Agreement shall be found invalid by any court of competent jurisdiction, such findings shall not affect the validity of any other provision hereof and the invalid provisions shall be deemed to have been severed herefrom.

XI. Waiver of Breach.

The waiver by any party of the breach of any provision of this Agreement by the other party or the failure of any party to exercise any right granted to it hereunder shall not operate or be construed as the waiver of any subsequent breach by such other party nor the waiver of the right to exercise any such right.

XII. Notices.

Any notice, consent or other communication under this Agreement shall be in writing and shall be delivered personally or sent by overnight courier (in both cases with personally signed proof of delivery) and shall be deemed given when so delivered. Notice to parties shall be delivered or mailed to the party’s latest known address or such address as a party may specify in writing.

XIII. Complete Agreement.

This Agreement contains a complete statement of all the arrangements between the parties with respect to Executive’s employment by the Company and supersedes any and all prior or existing agreements between them concerning Executive’s employment and any emoluments arising hereunder.

XIV. Modification.

This Agreement may be amended, modified, superseded or cancelled only by a written instrument signed by both parties.

XV. Choice of Law.

This Agreement shall be governed by and constructed and interpreted in accordance with the laws of the State of Nevada, without reference to principles of conflict of laws.

XVI. Attorneys’ Fees.

In the event any party hereto commences an action in connection with this Agreement (whether in court, arbitration or with an administrative agency), the prevailing party shall be entitled to its/his reasonable attorneys’ fees, costs and expenses incurred in such action and in any appeal therefrom

XVII. Construction.

No provision of this Agreement shall be construed against any party merely because that party or its/his counsel drafted or revised the provision in question.

XVIII. Advice of Counsel.

The parties represent and agree that they have carefully read and fully understand all of the provisions of this Agreement, and the terms and conditions set forth herein, and that they are voluntarily entering into this Agreement. The parties affirm that, prior to execution of this Agreement, they have consulted with counsel concerning the terms and conditions set forth herein or have had the opportunity to do so.

XIX. Headings.

The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation

XX. Survival.

Except as otherwise set forth in the Agreement, to the extent necessary to carry out the intentions of the parties hereunder, the respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment.

WHEREFORE, the parties hereto have executed this Agreement as of the day and year first set forth above.

Kevin J. Martino __________________________ Kevin J. Martino	Dollar Shots Club, Inc. /s/ Kevin J. Martino By: __________________________ Kevin J. Martino, President